SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.




                          FORM 8-K

                       CURRENT REPORT




           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934



      Date or Report (Date of earliest event reported)
                        June 22, 1998



                       EEX CORPORATION
   (Exact name of Registrant as specified in its charter)


    Texas                 1-12905            752421863
(State or other         (Commission       (I.R.S. Employer
jurisdiction of         File Number)      Identification No.)
incorporation)



2500 CityWest Boulevard, Suite 1400, Houston, Texas    77042
(Address of principal executive offices)          (Zip Code)



Registrant's telephone number, including Area Code  (713)243-3100

ITEM 5.   Other Events

Set forth below in its entirety is a News Release issued by EEX Corporation on June 22, 1998:


EEX SUCCESSFUL AT LLANO

     HOUSTON, TEXAS (June 22, 1998) -- EEX Corporation (NYSE: EEX) has completed sidetrack drilling operations on the Llano prospect located on Garden Banks Block 386 in the Gulf of Mexico and evaluation activities are continuing at this time. However, analysis of the logging data has indicated the presence of several hydrocarbon-bearing sands in the Lower Pliocene and Miocene aged sections.
     The sands at Llano correlate closely to similar sands encountered by Shell Deepwater Development in the Auger Field, less than 15 miles to the southwest, containing a reported 220 million barrels of oil equivalent reserves.
     "This new information will allow us to move forward with confirmation drilling to evaluate the size of this discovery," said David Henderson, Executive Vice President and Chief Operating Officer.
     Appraisal options under consideration include several wells to evaluate the Lower Pliocene and Miocene reservoirs. Upon completion of a well currently drilling in the Green Canyon area of the Gulf, the Diamond Offshore "Ocean Voyager" semi-submersible drilling rig is expected to return to the Garden Banks area to begin appraisal drilling this fall.
     Core samples, pressures and fluid samples at depth will be captured, in addition to electric logs, and will be used to evaluate the feasibility of early production through tie-back options to EEX's Cooper Facility on Garden Banks Block 388 concurrently with evaluations for stand-alone production facilities. EEX is the operator of this prospect with a 30% interest and the partners are Enterprise Oil Gulf of Mexico (30%), PanCanadian Gulf of Mexico (20%) and Mobil Exploration and Producing U.S. (20%).

     Elsewhere in the Gulf, EEX has two other deepwater prospects drilling and expects to have a fourth prospect drilling in July. The Sheba prospect, located on Green Canyon Block 341, is currently setting casing at around 19,000 feet with a target depth in excess of 25,000 feet. The Elvis prospect, located on Mississippi Canyon Block 580, is currently drilling at approximately 10,000 feet with a target depth of 23,000 feet. The Gamera prospect, located in Atwater Valley on Blocks 118, 119, 162 and 163, should begin drilling during July.
     Drilling at Viosca Knoll Block 737 has resulted in a gas discovery. However, sidetrack well results indicated that the reserve potential of this find will not likely support a stand-alone development facility and tie-back options to existing infrastructure are currently being examined. EEX has a 25% interest in this Elf Exploration, Inc. operated prospect.
     In EEX's international operations, an exploratory well at the Karang Anyar Prospect (located South of the Mudi Field) on the Tuban Block in Indonesia encountered non-commercial accumulations of natural gas and was plugged and abandoned. EEX had a 50% interest in this non-operated well. EEX and block operator, Santa Fe Energy Resources Java, have identified another exploration prospect in the Tuban Block and are in the process of finalizing offset owner support to allow the drilling of this prospect. This prospect is located to the southwest of the Mudi Field and if successful, could utilize some portion of the Mudi Field facilities to achieve early production.
     EEX Corporation is an oil and natural gas exploration and production company with activities currently focused in Texas, the Gulf of Mexico and Internationally.


This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1993 and
Section 21E of the Securities Exchange Act of 1934. Although EEX believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political developments in foreign countries, federal and state regulatory developments, the timing and extent of changes in commodity prices, the timing and extent of success in discovering, developing and producing or acquiring oil and gas reserves, and conditions of the capital and equity markets during the periods covered by the forward-looking statements.

                         SIGNATURE

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     EEX Corporation

                                   By:  /s/ T. E. Coats
                                      -------------------
                                      T. E. Coats
                                      Vice President and
                                      Controller



Date:     June  22, 1998